TIAA-CREF RETIREMENT PLAN

PURPOSE

The TIAA Retirement Plan (the "Plan") is a Defined Contribution Plan that provides retirement benefits for participating employees. It was established on July 1, 1929. Benefits are provided through:

A. Teachers Insurance and Annuity Association (TIAA). TIAA provides traditional and variable annuities. Variable annuities are through its Real Estate Account.

B. College Retirement Equities Fund (CREF). CREF is TIAA's companion organization, providing variable annuities.

The Plan operates under Section 401(a) of the Internal Revenue Code. TIAA is the plan administrator and is responsible for plan operations. The Plan year extends from January 1 to December 31.

ELIGIBILITY

All employees (other than Leased Employees) of TIAA are eligible to participate in the Plan.

PARTICIPATION

If you are an eligible employee, other than an hourly employee, you will begin participation in this Plan on the first of the month following the attainment of age 21 and the completion of "6" consecutive months of service starting with your date of employment. If you are an eligible employee who is an hourly employee, participation in the Plan will begin after you have attained age 21 and completed 500 or more hours of service in a "6" consecutive month period starting with your date of employment.

TIAA will notify you when you've completed the requirements needed to participate in the Plan. In order to participate in the plan, TIAA may require you to complete and return the appropriate enrollment form(s). Failure to complete and return such form(s) my be deemed a waiver of your rights to participate.

Each participant is entitled to the benefits and is bound by all of the terms, provisions, and conditions of the Plan, including any and all amendments which from time to time may be adopted, including the terms, provisions and


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conditions of any contract and/or  certificate  issued to the participant  under the Plan. All determinations about eligibility and participation will be made by TIAA. TIAA will base its determinations on its records and the official plan document. In the event of an inconsistency between this Summary and the official plan document, the plan document will control.

PLAN CONTRIBUTIONS

When you become a participant, employer contributions will be made on your behalf on a semi-monthly basis for all periods except for periods in which you receive no compensation. Employer contributions are a percentage of compensation that varies depending upon your age as set forth on the following schedule:

                      Age-graded contribution schedule
             PLAN CONTRIBUTIONS AS A PERCENTAGE OF COMPENSATION
--------------------------------------------------------------------------------
Participant's Attained Age                                      TIAA
--------------------------------------------------------------------------------
Through the pay period in which your 25th                       8%
birthday occurs
--------------------------------------------------------------------------------
From the pay period following your 25th
birthday through the pay period in which                        10%
your 30th birthday occurs
--------------------------------------------------------------------------------
From the pay period following your 30th
birthday through the pay period in which                        15%
your 45th birthday occurs
--------------------------------------------------------------------------------
From the pay period following your 45th
birthday through the pay period in which                        18%
your 55th birthday occurs
--------------------------------------------------------------------------------
From the pay period following your 55th                         20%
birthday
--------------------------------------------------------------------------------

Compensation for the purpose of this Plan means your salary as paid to you prior to the application of (i) contributions made pursuant to a salary reduction agreement which are not includable in your gross income under the TIAA flexible benefit and tax-deferred annuity plans; and (ii) any lump sum or single sum salary advance agreement; but excluding any service award, overtime pay, bonuses, or any other nonregular compensation (including flex benefit credits).

The annual compensation taken into account under the Plan for any year shall not exceed $150,000, as adjusted



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by the Commissioner of Internal Revenue for increases in the cost of living. The total amount of contributions made on your behalf for any year will not exceed $30,000, as adjusted by the Commissioner of Internal Revenue for increases in cost of living.

Plan contributions will be made solely by TIAA to be applied as premiums on regular retirement annuity contracts and may be allocated between TIAA and CREF in any whole percentage as designated by you.

VESTING

Your retirement benefits shall become nonforfeitable and fully vested upon the completion of five years of service. Years of service shall include all years of service after you attain age 18. In addition, your retirement benefits shall be nonforfeitable and fully vested upon the earlier of (a) termination of service on or after the date you attain age 65; or (b) upon your death while still employed.

If you have a break in service before you are vested, you will not receive any benefits under this Plan. If you later return, you may be entitled to the benefits attributable to your earlier service. If your break in service is less than 5 years, you will be credited with your past service and your account will be restored, subject to your satisfying the vesting requirements. If the break in service is more than 5 years, you will not be entitled to the forfeited benefits and your past service will not be counted toward the vesting of benefits attributable to your service after reemployment.

YEAR OF SERVICE

You are credited with a year of service for each 12-month period of employment starting with your date of employment (or anniversary date of reemployment).

BREAK IN SERVICE

A break in service occurs if you perform no service for a continuous 12 month period. For certain maternity or paternity leaves, the continuous 12 month period begins on the first anniversary of the first date of absence for the maternity or paternity reasons.

TOP-HEAVY PROVISIONS

If the Plan is "top-heavy" in any year, your rights to receive retirement benefits under the plan will become fully vested



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when your years of service equal 3 or more. A "top-heavy" plan, as defined by the Internal Revenue Code (IRC), is a plan that provides more than 60% of its benefits to "key" employees. Key employees are generally officers, shareholders, owners and highly compensated employees. TIAA does not expect the Plan to ever become "top-heavy". If it does, you'll be notified.

LEAVE OF ABSENCE

During a paid leave of absence, contributions will continue to be made based on your compensation paid during your leave of absence. If you become totally disabled, contributions will continue to be made based on your compensation immediately before you become disabled, subject to the limits imposed by the Internal Revenue Code (IRC).

MILITARY LEAVE

If you are absent from employment by reason of service in the uniformed services of the United States, you will in accordance with applicable law be treated as having been employed by TIAA during your period of such service. Once you return to actual employment, TIAA will make those contributions to the Plan that would have been made if you had remained employed during your period of military service to the extent required by law. Contributions may be based on the compensation you would have earned if you had actually continued employment with TIAA.

RETIREMENT AGE

Normal retirement age under the Plan is the day in which you attain age 65. Annuity income usually begins on that date.

RETIREMENT INCOME

Although annuity income usually begins at normal retirement age, you may begin to receive income at any time after termination of employment. You may not receive income while you are still employed, except as required by law.

Under current law, retirement benefits must normally begin no later than April 1 of the calendar year following the year in which you attain age 70 1/2 even if you are still employed. Failure to begin annuity income by the required


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beginning date may subject you to a substantial federal tax penalty.

If you die before the distribution of benefits has begun, your entire interest must normally be distributed within five years after your death. Under a special rule, death benefits may be payable over the life or life expectancy of a designated beneficiary if the distribution of benefits begins no later than one year from the date of your death. If the designated beneficiary is your spouse, the commencement of benefits may be deferred until you would have attained age 70 1/2 had you continued to live.

The payment of benefits according to the above rules is extremely important. Federal tax law imposes a 50 percent excise tax on the difference between the amount of benefits required by law to be distributed and the amount actually distributed if it is less than the required minimum amount.

ASSIGNMENT

No benefits or interest available under this retirement plan will be subject to assignment or alienation, either voluntarily or involuntarily except as permitted under Section 401 (a)(13) of the IRC and the applicable regulations thereunder. The preceding sentence shall not apply to the creation, assignment or recognition of a right to any benefit payable with respect to a participant pursuant to a domestic relations order, as defined in Section 414 (p) of the IRC.

RETIREMENT INCOME OPTIONS

You may choose from among several income options when you retire. If you're married, your right to choose an income option will be subject to your spouse's right (under federal pension law) to survivor benefits, as discussed in the next section, unless this right is waived by you and your spouse. The following income options are available:

A ONE-LIFE (SINGLE LIFE) ANNUITY. This option pays you an income for as long as you live, with payments stopping at your death. A one-life annuity provides you with a larger monthly income than other options. This option is also available with a 10, 15, or 20 year guaranteed payment period (but not exceeding your life expectancy at the time you begin annuity income). If you die during the guaranteed period, payments in the same amount that you would have received continue to your beneficiary(ies) for the rest of the guaranteed period.


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A Survivor Annuity. This option pays you a lifetime income, and if your spouse
(or other Second Annuitant) lives longer than you, he or she continues to receive an income for life. The amount continuing to the survivor depends on which of the following three options you choose:

o FULL BENEFIT TO SURVIVOR. The full income continues as long as either you or your Second Annuitant are living.

o TWO-THIRDS BENEFIT TO SURVIVOR. At the death of either you or your Second Annuitant, the payments are reduced to two-thirds the amount that would have been paid if both had lived, and are continued to the survivor for life.

o HALF BENEFIT TO SECOND ANNUITANT. The full income continues as long as you live. If your Second Annuitant survives you, he or she receives for life one-half the income you would have received if you had lived. If your Second Annuitant dies before you, the full income continues to you for life.

All survivor annuities are available with a 10, 15, or 20 year guaranteed period, but not exceeding the joint life expectancies of you and your spouse (or other Annuity Partner). The period may be limited by federal tax law.

QUALIFIED JOINT AND SURVIVOR ANNUITY. An annuity providing for payments for your life with a survivor annuity for the life of your spouse which is not less than 50% (and not more than 100%) of the amount payable during your joint lives.

A MINIMUM DISTRIBUTION OPTION (MDO). The MDO is for Participants age 70 1/2 or older. With the MDO, you'll receive the required federal minimum distribution while preserving as much of your accumulation as possible. The minimum distribution will be paid to you annually.

TIAA INTEREST PAYMENT RETIREMENT OPTION (IPRO). TIAA Participants between ages 55 and 69 1/2 with a TIAA accumulation of at least $10,000 can receive monthly payments equal to the interest (guaranteed plus dividends) that would otherwise be credited to your TIAA annuity. Payments will be made at the end of each month. Your principal accumulation is not reduced while you are receiving interest payments.

Payments under the IPRO will consist of the contractual interest rate (currently 3 percent), plus dividends as declared by TIAA's Board of Trustees. Dividends are declared each March for the following 12-month period and


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are not guaranteed after the 12-month period has expired. If you elect the IPRO, these rates will be used to determine your monthly payment rather than be credited to your annuities.

Interest payments made under the IPRO must continue for at least 12 months. Once you start to receive interest income payments, you must continue receiving them until you begin receiving you accumulation under an annuity income option. Usually, you may delay beginning your annuity income benefits as late as permitted under federal law. When you do begin annuity income from your TIAA accumulation, you may choose any of the lifetime annuity income options available under your TIAA contracts.

If you die while receiving interest payments under the IPRO, your beneficiary will receive the amount of your starting accumulation, plus interest earned but not yet paid. If you die after you've begun to receive your accumulation as an annuity, your beneficiary will receive the benefits provided under the annuity income option you've selected.

SPOUSE'S RIGHTS

Benefits must be paid to married Participants in the Plan only as described below, unless a written waiver of the benefits by the Participant and a written consent to the waiver by the spouse is filed with TIAA-CREF. This provision applies to both retirement benefits and pre-retirement death benefits.

If benefits commenced before your death, your surviving spouse at your death shall continue to receive income that is at least half of the annuity income payable during the joint lives of you and your spouse (joint and survivor annuity). If you die before annuity income begins, your surviving spouse shall receive a benefit that is at least half of the full current value of your annuity accumulation (pre-retirement death benefit), payable in a single sum or under one of the income options offered by TIAA-CREF.

Married Participants and their spouses may waive the spousal entitlement to a joint and survivor annuity or a pre-retirement death benefit only if a written waiver of the benefit signed by the Participant and the spouse (and notarized) is filed with TIAA-CREF.

For post-retirement survivor benefits (joint and survivor annuity), the waiver may be made only during the 90-day period before the commencement of benefits. The waiver also may be revoked during the same period. It may not be revoked after annuity income begins.


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The period during which you and your spouse may elect to waive the pre-retirement survivor death benefit begins on the first day of the plan year in which you attain age 35. The period continues until the earlier of your death or the date you start receiving annuity income. If you die before attaining age 35 - that is, before you've had the option to make a waiver - at least half of the full current value of the annuity accumulation is payable automatically to your surviving spouse in a single sum, or under one of the income options offered by TIAA-CREF. If you terminate employment before age 35, the period for waiving the pre-retirement death benefit begins no later than the date of termination. The waiver also may be revoked during the same period.

If a judgement, decree or order made following a state domestic relations law establishes the rights of another person ( the "alternate payee") to your benefits under this Plan, and if such an order (hereafter called a "qualified domestic relations order") is for providing child support, alimony or their marital property payments, then payments will be made according to that order. If a court issues a qualified domestic relations order, the order may preempt the usual requirements that your spouse be considered your primary beneficiary for a portion of the accumulation.

LUMP SUM PAYMENT/UNIT
ANNUITY/REPURCHASE

The Lump Sum benefit and Unit Annuity for a fixed period option, as may be available under the TIAA-CREF contracts or certificates, are not available under this Plan. In addition, TIAA will not approve any request to repurchase.

DEATH BENEFITS

If you die before beginning retirement benefits, the full current value of your annuity accumulation is payable as a death benefit. You may choose one or more of the options listed in your annuity contracts for payments of the death benefit, or you may leave the choice to your beneficiary. The payment options include:

o Income for the lifetime of the beneficiary with payments ceasing at his or her death.

o Income for the lifetime of the beneficiary, with a minimum period of payments of either 10, 15, or 20 years, as selected.

o Income for a fixed period of not fewer than two nor more than 30 years, as elected, but not longer than the


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     life expectancy of the beneficiary.

o A minimum distribution option for beneficiaries. This option pays the required federal minimum distribution each year.

o The accumulation may be left on deposit, for up to one year, for later payment under any of the options.

Federal tax law puts limitations on when and how beneficiaries receive their death benefits. TIAA-CREF will notify your beneficiary of the applicable requirements at the time he or she applies for benefits.

You should review your beneficiary designation periodically to make sure that the person you want to receive the benefits is properly designated. You may change your beneficiary by completing the "Designation of Beneficiary" form available from the Human Resources-Benefits Department. If you die without having named a beneficiary, your spouse will automatically receive half of your accumulation. Your estate will receive the other half. If there's no spouse, your estate receives the entire accumulation.

FUNDING VEHICLES

Contributions may be invested in one or more of the following funding vehicles that are currently available under this Plan:

A.   Teachers Insurance and Annuity Association (TIAA)
     Traditional Annuity
     Real Estate Account

B.   College Retirement Equities Fund (CREF)

     CREF Retirement Annuity

           Stock Account
           Money Market Account
           Social Choice
           Bond Market
           Global Equities
           Growth
           Equity Index

Any additional accounts offered by TIAA-CREF under institutional retirement plans will automatically be made available to you under this Plan. You'll be notified of any additions or deletions.


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ANNUITY CONTRACT

TIAA TRADITIONAL ANNUITY: Contributions to a TIAA Traditional Annuity are used to purchase a contractual or guaranteed amount of future retirement benefits for you. Once purchased, the guaranteed benefit of principal plus interest cannot be decreased, but it can be increased by dividends. Once you begin receiving annuity income, your accumulation will provide an income consisting of the contractual, guaranteed amount plus dividends that are declared each year and which are not guaranteed for future years. Dividends, when declared, remain in effect through the "Dividend Year," which begins each March 1.

For a recorded message of the current interest rate for contributions to TIAA, call 1 800 842-2252.

CREF AND THE TIAA REAL ESTATE ACCOUNT: You have the flexibility to accumulate retirement benefits in any of the CREF variable annuity accounts and the TIAA Real Estate Account as indicated above. Each Account has its own investment objective and portfolio of securities. Contributions to an account are used to buy Accumulation Units, or shares of participation in an underlying investment portfolio. The value of the Accumulation Units changes each business day.

For a recorded message of the latest Accumulation Unit Values for the CREF Accounts and the Real Estate Account and the seven-day yield for the CREF Money Market Account, call 1 800 842-2252. The recording is updated each business day.

ALLOCATION OF CONTRIBUTIONS

You may allocate contributions among the TIAA Traditional Annuity and the Accounts in any whole-number proportion, including full allocation to any Account. You specify the percentage of contributions to be directed to the TIAA Traditional Annuity and the Accounts on the "Application for Retirement Annuity Contracts" when you begin participation. You may change your allocation of future contributions at any time after participation begins by calling the Automated Telephone Service toll free at 1 800 842-2252. The automated service is available between the hours of 8:00 a.m. and 8:00 p.m. Eastern time, Monday through Friday. When you receive your Retirement Annuity contracts, you'll also be sent a Personal Identification Number (PIN). The PIN enables you to change your allocation by using the Automated Telephone Service.



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TRANSFERS OF ACCUMULATIONS

Accumulations may be transferred among the CREF Accounts and the TIAA Real Estate Account. Accumulations in the CREF Accounts and the TIAA Real Estate Account also may be transferred to a TIAA Traditional Annuity. Complete transfers may be made at any time. Partial transfers may be made from a CREF Account and/or the TIAA Real Estate Account to a TIAA Traditional Annuity, and among the CREF Accounts and/or the TIAA Real Estate Account at any time as long as at least $1,000 is transferred each time. There's no charge for transferring accumulations in the TIAA-CREF system.

If you transfer your entire accumulation in a CREF and/or the TIAA Real Estate Account to a TIAA Traditional Annuity and decide later to allocate premiums to CREF and/or the TIAA Real Estate Account, you're not required to complete another application.

You may complete transfers within the TIAA-CREF system either by phone or in writing. CREF and TIAA Real Estate Account transfers, as well as premium allocation changes, will be effective as of the close of the New York Stock Exchange (usually 4:00 p.m. Eastern time) on the day the instructions are received, unless you choose the last day of the current month or any future month. Instructions received after the close of the New York Stock Exchange are effective as of the close of the Stock Exchange on the next business day. The toll-free number to reach the Automated Telephone Service is 1 800 842-2252.

TIAA Traditional Annuity accumulations may be transferred to any of the CREF accounts and/or the Real Estate Account through the Transfer Payout Annuity
(TPA). Transfers will be made in substantially equal annual amounts over a period of 10 years. Transfers made under the TPA contracts are subject to the terms of that contract. The minimum transfer from TIAA to a CREF account and/or the Real Estate Account is $10,000 (or the entire accumulation if it totals less than $10,000).

PARTICIPANT STATEMENTS

The annual Annuity Benefits Report that TIAA-CREF sends you shows the total accumulation value at year-end for your Retirement Annuities, which is the amount of death benefits your spouse or other beneficiary would have received on that date. It also includes an illustration of the annuity income you would receive at retirement under certain stated assumptions as to future premiums, your



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retirement age, the income option and payment method selected, TIAA dividends, and the investment experience of the CREF accounts and the TIAA Real Estate Account. These factors affect the amount of your retirement income.

TIAA-CREF also sends you a Quarterly Confirmation of Transactions. This report shows the accumulations total, a summary of transactions made during the period, TIAA interest credited, and the number and value of CREF and the TIAA Real Estate account accumulation units. You also may receive Premium Adjustment Notices. These notices summarize any adjustments made to your annuities and are sent at the time the adjustments are processed.

And once a year, you'll receive the TIAA-CREF Annual Report. The Annual Report summarizes the year's activity, including details on TIAA and CREF investments, earnings, and investment performance.

ADMINISTRATOR

Benefits under the Plan are provided by annuity contracts issued to Participants by TIAA-CREF. In addition, TIAA is the administrator of this Plan. As the administrator, TIAA is responsible for enrolling Participants, forwarding plan contributions as premiums to annuity contracts for each participant, and performing other duties required for operating the Plan. TIAA may designate, in writing, other persons to carry out duties under the plan.

PLAN TERMINATION AND AMENDMENT

While it's expected that the Plan will continue indefinitely, TIAA reserves the right to modify or discontinue the Plan at any time. TIAA, by action of its Board, also may delegate any of its powers and duties with respect to the Plan or its amendments to one or more officers or other employees of TIAA. Any such delegation shall be stated in writing. TIAA will exercise good faith, apply standards of uniform application, and refrain from arbitrary action. In the event the vesting schedule is amended, all Participants with at least three years of service may elect to be governed by the prior vesting schedule. In addition, if the Plan is partially or completely terminated, all affected participants will become vested in their accounts.

REQUESTS FOR INFORMATION AND
CLAIMS PROCEDURES

Requests for information, and claims or service of legal process concerning eligibility, participation, contributions,


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or other aspects of the operation of the plan should be in writing and directed to: TIAA, 730 Third Avenue, New York, NY 10017, Attention: Human
Resources/Benefits Department.

The following rules describe the claims procedure under the Plan:

o FILING A CLAIM FOR BENEFITS: A claim or request for plan benefits is filed when the requirements of a reasonable claim-filing procedure have been met. A claim is considered filed when a written communication is made to TIAA, 730 Third Avenue, New York, NY 10017-3206, Attention: Human
     Resources/Benefits Department.

o PROCESSING THE CLAIM: TIAA, as the Plan Administrator, must process the claim within 90 days after the claim is filed. If an extension of time for processing is required, written notice must be given to you before the end of the initial 90-day period. The extension notice must indicate the special circumstances requiring an extension of time and the date by which the Plan expects to render its final decision. In no event can the extension period exceed a period of 90 days from the end of the initial 90-day period.

o DENIAL OF CLAIM: If a claim is wholly or partially denied, the Plan Administrator must notify you within 60 days following receipt of the claim. The notification must state the specific reason or reasons for the denial, specific references to pertinent plan provisions on which the denial is based, a description of any additional material or information necessary to perfect the claim, and appropriate information about the steps to be taken if you wish to submit the claim for review.

o REVIEW PROCEDURE: You or your duly authorized representative has at least 60 days after receipt of a claim denial to appeal the denied claim to an appropriate named fiduciary or individual designated by the fiduciary and to receive a full and fair review of the claim. As part of the review, you must be allowed to see all plan documents and other papers that affect the claim and must be allowed to submit issues and comments and argue against the denial in writing.

o DECISION ON REVIEW: The Plan must conduct the review and decide the appeal within 60 days after the request for review is made. If special circumstances require an extension of time for processing (such as the need to hold a hearing if the plan procedure provides for such a hearing), you must be furnished with written notice of


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     the extension, which can be no later than 120 days after receipt of a request for review. The decision on review must be written in clear and understandable language and must include specific reasons for the decision as well as specific references to the pertinent plan provisions on which the decision is based. If appeal is denied, in whole or in part, you have a right to file suit in a state or federal court.

ERISA RIGHTS AND INFORMATION

As a Participant in the Plan, you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA). ERISA provides that all Plan Participants are entitled to:

1. Examine without charge, at the Plan Administrator's office all documents, including insurance contracts, and copies of all documents filed by the Plan with the U.S. Department of Labor, such as annual reports and Plan descriptions.

2. Obtain copies of all Plan documents and other Plan information upon written request to the Plan Administrator. TIAA may make a reasonable charge for the copies.

3. Receive a summary of the Plan's annual financial report. The Plan Administrator is required by law to furnish you with a summary of the Plan's financial report.

4. Obtain a statement telling whether you have a right to receive a pension at normal retirement age and if so, what your benefits would be at normal retirement age if you stop working under the Plan now. If you do not have the right to a pension, the statement will tell you how many more years you have to work to get a right to a pension. This statement must be requested in writing and is not required to be given more than once a year. The Plan must provide the statement free of charge.

In addition to creating rights for Plan Participants, ERISA imposes duties upon the people who are responsible for operating the Plan. The people who operate your Plan, called "fiduciaries" of the Plan, have a duty to do so prudently and in the interest of you and other Plan Participants and beneficiaries. No one, including your employer, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a pension benefit or exercising your rights under ERISA. If your claim for a pension benefit is denied in whole or in part, you must receive a written explanation of


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the reason for the denial. You have the right to have the Plan review and reconsider your claim.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the Plan and don't receive them within 30 days, you may file a suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $100 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Administrator. If you have a claim for benefits that is denied or ignored in whole or in part, you may file suit in a state or federal court.

If the Plan fiduciaries misuse the Plan's money, or if you're discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous. If you have any questions about your Plan, your should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, you should contact the nearest area office of the U.S. Pension and Welfare Benefits Administration, Department of Labor.

PENSION BENEFITS GUARANTY
CORPORATION (PBGC)

Since the Plan is a defined contribution plan, it isn't insured by the PBGC. The PBGC is the government agency that guarantees certain types of benefits under covered plans.

AGENT OF LEGAL PROCESS

The agent for service of legal process is:

     Office of the General Counsel
     TIAA-CREF
     730 Third Avenue
     New York, NY 10017-3206

This SPD was prepared for employees of TIAA. If there's any ambiguity or inconsistency between this SPD and the Plan Document, the terms of the Plan Document will govern. With respect to benefits provided by TIAA-CREF annuity contracts or certificates, all rights of a participant under the contracts or certificates will be determined only


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by the terms of such contracts or certificates.

EMPLOYER IDENTIFICATION NUMBER:  13-1624203
PLAN NUMBER: 001



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